Exhibit 99.1

NUTRISYSTEM PROVIDES FIRST QUARTER 2006 OUTLOOK,

FULL YEAR 2005 REVENUES EXPECTED TO BE OVER $212 MILLION

Horsham, PA -- February 1, 2006--NutriSystem, Inc. (NASDAQ: NTRI), a leading provider of weight management and fitness products and services, today announced preliminary financial results for the fourth quarter and fiscal year ended December 31, 2005 and the Company's outlook for the first quarter 2006.

First Quarter 2006 Highlights

  Revenues expected to be between $115 and $120 million -- up at least 200% year-over-year.

  New customers expected to be least 175,000 for the Direct business -- up at least 170% year-over-year.

  Earnings per diluted share expected to be between $0.35 and $0.38.

Chairman and Chief Executive Officer, Mike Hagan commented, "The momentum we saw in 2005 has only strengthened. As we begin the year, we are focused on successfully continuing our new customer growth story. Our marketing initiatives continue to fuel our growth and we are satisfied with our customer acquisition costs."

Fourth Quarter and Full Year 2005 Highlights

  Fourth quarter revenues expected to be between $69 and $70 million, up 775% year-over-year. Full year 2005 revenues are expected to be between $212 and $213 million.

  Fourth quarter new customers expected to be least 110,000 for the Direct business -- up at least 725% year-over-year. For 2005, the Company expects to report at least 345,000 new customers.

  Fourth quarter earnings per diluted share expected to be approximately $0.16 and full year earnings per diluted share expected to be approximately $0.58.

"We made significant investments in infrastructure in 2005, particularly in the fourth quarter, to support expected growth in 2006," said James D. Brown, executive vice president and chief financial officer. "The demand we are seeing in the first quarter appears to justify those investments."

Management will provide updated first quarter 2006 guidance when it releases its fourth quarter and fiscal 2005 financial results on February 21, 2006.

About NutriSystem, Inc.

Founded in 1972, NutriSystem (NASDAQ: NTRI) is a leading provider of weight management and fitness products and services. The Company offers a weight loss program based on portion-controlled, lower Glycemic Index prepared meals. The program has no membership fees and provides free online and telephone counseling.

Forward-Looking Statement Disclaimer

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding NutriSystem's outlook and guidance for the first quarter of 2006, its expectations regarding its ability to continue its growth while maintaining costs, statements about momentum in its business and other statements that are not statements of historical fact constitute forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, which are described in NutriSystem, Inc.'s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. NutriSystem, Inc. undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contacts:
James D. Brown EVP and Chief Financial Officer NutriSystem, Inc. Tel: 215-706-5302 Email: jbrown@nutrisystem.com	Brandi E. Piacente Investor Relations The Piacente Group, Inc. Tel: 212-481-2050 Email: brandi@tpg-ir.com

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